SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 7, 2002 (Date of earliest event reported)

D E E R E & C O M P A N Y
(Exact name of registrant as specified in charter)

DELAWARE (State or other jurisdiction of incorporation)

1-4121 (Commission File Number)

36-2382580 (IRS Employer Identification No.)

One John Deere Place Moline, Illinois 61265 (Address of principal executive offices and zip code)

(309)765-8000 (Registrant's telephone number, including area code)

______________________________________________
(Former name or former address, if changed since last report.)

Item 9.	Regulation FD Disclosure

Deere & Company One John Deere Place Moline, IL 61265 USA Phone: 309-765-8000 www.deere.com

Deere Fourth-Quarter Earnings To Be Higher Than Previously Anticipated

     MOLINE, IL (November 7, 2002) - Deere & Company today announced that earnings for the fourth quarter, ended October 31, are expected to be no less than $63 million, or $0.26 per share. Earlier the company said it anticipated "breakeven" performance for the quarter. Last year, Deere reported a loss of $320.1 million, or $1.36 per share (loss of $103.5 million, or $0.45 per share, excluding special items), for the same period.

     Regarding 2003, Deere said it currently anticipates full-year equipment sales to be up by 8 to 10 percent and for enterprise net income to be in a range of $500 million to $600 million. The sales increase is expected to come primarily from the agricultural equipment and commercial and consumer equipment operations. Deere's fourth-quarter earnings report, scheduled for release on November 19, will provide further detail about the business outlook for 2003.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

     This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in the company's filings with the Securities and Exchange Commission.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

DEERE & COMPANY

	By:	/s/ JAMES H. BECHT James H. Becht Secretary

Dated: November 7, 2002